Exhibit 10.8

FIRST AMENDMENT TO THE

MANAGEMENT AND FINANCIAL ADVISORY AGREEMENT

This FIRST AMENDMENT TO THE MANAGEMENT AND FINANCIAL ADVISORY AGREEMENT (this “Amendment”), effective as of [    ] (the “Effective Date”), is made and entered into by and between American Integrity Insurance Group, LLC, a Delaware corporation (the “Company”) and James Sowell Company, L.P. (“Sowell”) Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in that certain Management and Financial Advisory Agreement entered into as of June 22, 2006 (the “Agreement”).

WHEREAS, Section 2 of the Agreement provides that the term of the Agreement shall continue from time to time until cancelled by mutual agreement of the Company and Sowell; and

WHEREAS, the Company and Sowell desire to terminate the Agreement as of the Effective Date and resolve any and all claims that Sowell may have with respect to payment pursuant to the Agreement.

NOW, THEREFORE, in accordance with Section 2 of the Agreement, the Company and Sowell hereby amend the Agreement as follows:

1. Section 2 of the Agreement is amended by deleting said Section in its entirety and substituting in lieu thereof the following new Section:

2. Term. The term of this Agreement shall continue from time to time until May 15, 2025 (the “Termination Date”). Notwithstanding the foregoing, the provisions of Section 3(f) (Payment Upon Termination) shall survive until all amounts have been fully paid pursuant thereto and the provisions of Section 5 (Indemnification), Section 6 (Confidential Information), Section 7 (Governing Law; Choice of Forum), Section 11 (Mutual Non-Disparagement) and Section 12 (Mutual Release) (collectively, referred to herein as the “Surviving Provisions”) shall survive indefinitely after the Termination Date.

2. Section 3 of the Agreement is amended by adding the following new subsection 3(f) to the end of Section 3:

(f) Payments Upon Termination – In lieu of any other amounts that may be due and payable pursuant to this Section 3, on the Termination Date, the Company shall pay Sowell $3,000,000 in one lump sum payment. In addition, upon termination of this Agreement, the Company shall reimburse Sowell for any expenses in accordance with Section 4 that were incurred prior to the Termination Date. The Company and Sowell agree that other than the amounts described in this Section 3(f), Sowell shall not be entitled to any additional compensation or payments pursuant to this Agreement.

3. The Agreement is amended by adding the following new Sections 11 and 12 immediately following Section 10 of the Agreement:

11. Mutual Non-Disparagement.

(a) Sowell agrees that the Company’s goodwill and reputation are assets of great value to the Company, which have been obtained and maintained through great costs, time and effort. Therefore, Sowell agrees that after termination of this Agreement, Sowell shall direct each member of its board of directors and management to not, and Sowell will not direct or authorize any other person to, in any way disparage, libel or defame the Company, its business or business practices, its products or services, or its employees, officers or directors.

(b) The Company agrees that Sowell’s goodwill and reputation are assets of great value to Sowell, which have been obtained and maintained through great costs, time, and effort. Therefore, the Company agrees that after the termination of this Agreement, the Company shall direct each member of the Company’s board of directors to not, and the Company will not direct or authorize any other person to, disparage, libel or defame Sowell, its business or business practices, its products or services, or its employees, officers or directors.

(c) A violation or threatened violation of the prohibitions set forth in this Section 11 may be enjoined by the courts. The rights afforded the parties under this Section 11 are in addition to any and all rights and remedies otherwise afforded by law. Nothing in this provision shall prohibit Sowell, the Company, or any other person from making truthful statements in good faith in connection with any litigation, arbitration, governmental proceeding or similar proceeding, to defend or prosecute any claim or to the extent required by applicable law, legal process, subpoena, court order or similar requirement.

12. Mutual Release.

(a) Company Release. The Company fully and irrevocably releases and discharges Sowell from any and all actions, causes of action, suits, debts, sums of money, attorneys’ fees, costs, accounts, covenants, controversies, agreements, promises, damages, claims, grievances, arbitrations, and demands whatsoever, known or unknown, at law or in equity, by contract (express or implied), in tort, or pursuant to statute, or otherwise arising or existing on, or at any time prior to, the Termination Date. The Company’s release shall not apply to (i) any of Sowell’s obligations or any breach arising under the Surviving Provisions after the Termination Date, or (ii) any of Sowell’s actions or omissions in Sowell’s capacity as a service provider to the Company prior to the Termination Date that could give rise to a claim of fraud or gross negligence.

(b) Sowell Release. Sowell fully and irrevocably releases and discharge the Company from any and all actions, causes of action, suits, debts, sums of money, attorneys’ fees, costs, accounts, covenants, controversies, agreements, promises, damages, claims, grievances, arbitrations, and demands whatsoever, known or unknown, at law or in equity, by contract (express or implied), in tort, or pursuant to statute, or otherwise arising or existing on, or at any time prior to, the Termination Date. Sowell’s release shall not apply to any of the Company’s obligations or any breach arising under the Surviving Provisions after the Termination Date.

[Remainder of Page Intentionally Left Blank;

Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

American Integrity Insurance Group, LLC

By:

Name:

Title:

James Sowell Company, L.P.

By:

Name:

Title:

Address: